Dennis G. Newkirk
                                                                  (713) 423-3332


                                                                    EXHIBIT 99.1






FOR IMMEDIATE RELEASE


                        NL's EARNINGS CONTINUE TO IMPROVE


HOUSTON, TEXAS -- July 20, 1995 -- NL Industries, Inc. (NYSE:NL) announced net income for the second quarter of 1995 of $20.9 million, or $.41 per share, on sales of $283 million compared to a net loss in the second quarter of 1994 of $15.5 million, or $.30 per share, on sales of $237 million. NL's net income for the first six months of 1995 was $34.1 million, or $.66 per share, on sales of $534 million. The net loss for the comparable 1994 period was $21.9 million, or $.43 per share, on sales of $439 million. The improvement in NL's results was driven by higher prices and improved production volumes for titanium dioxide pigments ("TiO2"). J. Landis Martin, President and CEO, stated, "NL's earnings continued to increase in the second quarter of 1995, but remain well below the earnings level NL achieved at the peak of the last industry cycle."

Operating income of Kronos' TiO2 business in the second quarter of 1995 was $47.0 million, an increase of $29.4 million over the second quarter of 1994, on a 21% increase in sales. Kronos' operating income in the first six months of 1995 was $79.5 million, more than double the 1994 period on a 23% increase in sales. Average TiO2 selling prices for the quarter were 19% higher than the second quarter of 1994 and 6% higher than the first quarter of 1995. Kronos' year-to-date sales volumes for 1995 approximated sales volumes for the same period in 1994; however, second quarter sales volumes were 6% below the second quarter of 1994.

Rheox's operating income in the first six months of 1995 rose $4.5 million from the year-earlier period to $20.0 million on higher sales volumes and selling prices. Corporate expenses in the second quarter of 1995 reflect lower environmental costs.

NL Industries, Inc. is a major international producer of titanium dioxide pigments and specialty chemicals.
                               NL INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In millions, except per share data)
                                   (Unaudited)

                                                       Quarters ended             Six months ended
                                                          June 30,                    June 30,
                                                       1994          1995           1994          1995
NET SALES
  Kronos                                                   $206.4         $249.3         $380.7        $466.7
  Rheox                                                      30.7           34.1           58.3          67.6

                                                           $237.1         $283.4         $439.0        $534.3

OPERATING INCOME
  Kronos                                                   $ 17.6         $ 47.0         $ 33.1        $ 79.5
  Rheox                                                       8.6           10.5           15.5          20.0


    OPERATING INCOME                                         26.2           57.5           48.6          99.5

General corporate income (expense):
  Securities earnings                                          .7            1.9             .8           4.4
  Expenses, net                                             (17.7)          (8.2)         (18.4)        (12.8)
  Interest expense                                          (21.1)         (21.0)         (42.1)        (41.7)

    Income (loss) before income taxes                       (11.9)          30.2          (11.1)         49.4

Income tax expense                                           (3.4)          (9.1)         (10.3)        (14.8)

Minority interest                                             (.2)           (.2)           (.5)          (.5)

    NET INCOME (LOSS)                                      $(15.5)        $ 20.9         $(21.9)       $ 34.1

Per share of common stock                                   $ (.30)        $  .41         $ (.43)       $  .66

Weighted average common shares
 and common share equivalents
 outstanding                                                 51.1           51.6           51.1          51.5